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                                                                    EXHIBIT 99.1

THURSDAY APRIL 12, 4:48 PM EASTERN TIME

PRESS RELEASE

SOURCE: STARTEC GLOBAL COMMUNICATIONS CORPORATION

STARTEC RECEIVES DELISTING NOTICE FROM NASDAQ

BETHESDA, Md., April 12 -- Startec Global Communications Corporation today announced that the Company has received notification from Nasdaq that it is no longer in compliance with the $5 minimum bid price requirement for continued listing on The Nasdaq National Market as set forth in Marketplace Rule 4450(b)(4). The Company has requested a hearing, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800, before the Nasdaq Listing Qualifications Panel to discuss the continued listing of the Company's common stock on the Nasdaq. Pending the outcome of the hearing, completion of the review process and further notification from Nasdaq, the Company's common stock will continue to trade on The Nasdaq National Market.

About Startec:

Startec Global Communications Corporation is a leading provider of advanced communications and Internet services to ethnic residential customers and enterprises transacting business in the world's emerging economies. The Company's extensive affiliated network of international gateway and domestic switches, IP gateways and ownership in undersea fiber optic cables also provides IP-based voice, data and video service to major long distance carriers, Internet Service Providers (ISPs) and Internet Portals.